Investor Contact:	April 13, 2004
Steve Belgrad, 303-394-7706

Media Contact:

Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

Janus Announces Anticipated Pricing of the Exchange Offers for its

7.00% Senior Notes Due 2006 and 7.75% Notes Due 2009

Denver—Janus Capital Group Inc. (NYSE: JNS) today announced the anticipated pricing for its current offers to exchange its 7.00% Senior Notes due 2006 (the “2006 Notes”) and its 7.75% Notes due 2009 (the “2009 Notes” which, together with the 2006 Notes, comprise the “Old Notes”) for a new series of Senior Notes due 2014 (the “New Notes”). Assuming the offers expire on Wednesday, April 14, 2004, as anticipated, holders who validly tendered 2006 Notes and did not withdraw their tenders will receive $1,105.74 principal amount of New Notes for each $1,000 principal amount of 2006 Notes and holders who validly tendered 2009 Notes and did not withdraw their tenders will receive $1,181.03 principal amount of New Notes for each $1,000 principal amount of 2009 Notes. Holders who validly tendered Old Notes and did not withdraw their tenders will also receive a cash payment representing accrued but unpaid interest to, but not including, the settlement date. Also assuming the offers expire on April 14, 2004, the interest rate on the New Notes will be 6.119% per annum.

The total exchange price for each series of Old Notes includes an early participation payment of $10.00 per $1,000 principal amount of Old Notes that is payable only to holders who validly tendered their Old Notes before 5:00 p.m. (New York City time) on April 5, 2004. Holders who validly tender their Old Notes after that time, but on or prior to the expiration of the exchange offers, and do not withdraw their tenders, will receive, for each $1,000 principal amount of Old Notes, New Notes in a principal amount equal to the total exchange price for that series of Old Notes less $10.00 in principal amount of New Notes.

The anticipated total exchange price shown above for the 2006 Notes was determined by reference to a fixed spread of 40 basis points over the bid side yield (as quoted on Bloomberg Screen PX5 at 2:00 p.m. (New York City time) today) of the 2.625% U.S. Treasury Notes due November 15, 2006, calculated to the maturity date of the 2006 Notes. The anticipated total exchange price shown above for the 2009 Notes was determined by reference to a fixed spread of 60 basis points over the bid side yield (as quoted on Bloomberg Screen PX6 at 2:00 p.m. (New York City time) today) of the 2.625% U.S. Treasury Notes due March 15, 2009, calculated to the maturity date of the 2009 Notes. If the offers expire on April 14, 2004, the interest rate on the New Notes will be equal to the sum of (a) 4.244%, the yield on the 4.00% U.S. Treasury Notes due February 15, 2014 at 2:00 p.m. (New York City time) today, and (b) 1.875%.

The exchange offers will expire at 5:00 p.m. (New York City time) on April 14, 2004, unless extended. The exchange of Old Notes for New Notes will be made the third business day after the expiration date of the tender offer. As of 5:00 p.m. (New York City time) on April 12, 2004, approximately $287.1 million aggregate principal amount of the 2006 Notes (representing 72% of the 2006 Notes) and approximately $178.0 million aggregate principal amount of its 2009 Notes (representing 89% of the 2009 Notes), had been validly tendered and not withdrawn.

The offering of New Notes in the exchange offers is being made only to holders of Old Notes who have verified to Janus that they are “qualified institutional buyers” or “accredited investors” as those terms are defined in the Securities Act of 1933.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for information purposes only and should not be used or construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Janus Capital Group Inc.

      Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

# # #

This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

2